EX-21
CENCOR, INC. AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT





Century Acceptance Corporation, 100% owned
The following is a list of Century's wholly-owned subsidiaries:



      Name  State of Incorporation

      Century Finance Company of Colorado               Colorado
      Century Finance Company of Missouri               Missouri
      Century Finance Company of Omaha, Inc.            Nebraska
      Century Finance Company of Oklahoma, Inc.         Oklahoma
      Century Finance Company of Tennessee              Tennessee
      Century Acceptance Corporation of Texas           Texas
      Century Finance Company of Utah                   Utah